Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF Hyzon

The following discussion and analysis provides information that Hyzon’s management believes is relevant to an assessment and understanding of Hyzon’s consolidated results of operations and financial condition. This discussion should be read in conjunction with Hyzon’s consolidated financial statements and notes thereto included as a part of the Form 8-K to which this Management’s Discussion and Analysis of Financial Condition and Results of Operation is attached. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors” or in other parts of the Form 8-K to which this Management’s Discussion and Analysis of Financial Condition and Results of Operation is attached. Actual results may differ materially from those contained in any forward-looking statements. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hyzon” to “Hyzon,” “we,” “us,” and “our” are intended to mean the business and operations of Hyzon Motors Inc. and its consolidated subsidiaries prior to the business combination and to New Hyzon and its consolidated subsidiaries following the consummation of the business combination. Defined terms included but not defined herein shall have the same meaning as terms defined in the Definitive Proxy Statement (the “Proxy”) of DCRB filed with the Securities and Exchange Commission (the “SEC”) on June 21, 2021.

Overview

Hyzon was founded for the purpose of commercializing seventeen years of hydrogen fuel cell research through the design, development and assembly of hydrogen-powered commercial vehicles and fuel cell systems. Headquartered in Rochester, New York, with operations in Europe, Singapore, Australia and China, Hyzon aims to accelerate the energy transition toward hydrogen and become the industry-leader in the hydrogen-powered commercial mobility sector.

As the transportation sector transitions to hydrogen energy, Hyzon’s key competitive advantage over other hydrogen-powered vehicle providers is that the technology underlying its hydrogen fuel cell systems has already been deployed, on the road, in approximately 500 commercial vehicles. This means that Hyzon can offer customers commercial vehicles using road-tested Proton Exchange Membrane (“PEM”) high power-density fuel cell stacks with power up to 240 kW, meeting the power requirements of most commercial vehicles.

Hyzon intends to integrate these PEM fuel cell stacks and related technology into a range of Hyzon-branded products, including medium and heavy-duty trucks, and city and coach buses. These vehicles are expected to also include electric propulsion systems, hydrogen fuel storage systems and vehicle controls integrated into commercially available and widely deployed truck bodies and chassis sourced from third-party OEMs. While Hyzon has reported no revenues through June 30, 2021, the Company delivered its first hydrogen-powered vehicle in July 2021 in support of a multinational dairy company’s transition of its fleet to zero carbon emissions.

In addition, Hyzon is in the early stages of designing its SuperH2Truck™, a purpose-built hydrogen-powered truck with a fuel-cell optimized chassis that is expected to be available by 2025.

Hyzon also already integrates its and its affiliated companies’ proprietary PEM fuel cell stacks into hydrogen solutions for customers using their private labels based on customer specifications. Hyzon performs integration for on and off-road transportation applications as well as rail and aviation customers and plans to expand its integration activities across maritime and other applications in the future. Hyzon expects the opportunities in these sectors to continue to expand with the rapid technological advances in hydrogen-powered fuel cells and the increasing investments in hydrogen production, storage and refueling infrastructure around the world.

Hyzon’s commercial vehicle business will initially be focused on manufacturing and supplying heavy-duty (Class 8) trucks, medium-duty (Class 6) trucks and 40- and 60-foot (12 and 18-meter) city and coach buses to commercial vehicle operators. On road, Hyzon’s potential customers include shipping and logistics companies and retail customers with large distribution networks, such as grocery retailers, food and beverage companies, and government agencies around the world. Off-road, Hyzon’s potential customers include mining and port equipment manufacturers and operators. These strategic customer groups generally employ a back-to-base model where their vehicles return to a central “base” between operations, thereby allowing operators to have fueling independence as the necessary hydrogen can be produced locally at or proximate to the central base and dispensed at optimally-configured hydrogen refueling stations. Hyzon’s fuel cell technologies are also compatible with light commercial vehicles among other applications. Hyzon plans to expand its range of products and hydrogen solutions if the transportation sector increasingly adopts hydrogen power and investments are made in hydrogen production and related infrastructure in accordance with Hyzon’s expectations.

As of June 30, 2021, Hyzon has received orders from customers in an aggregate value of approximately $32.7 million from companies around the world, and Hyzon’s customers have paid $2.6 million in deposits in respect of such orders. Hyzon’s orders each include terms permitting the counterparty to cancel or suspend some or all of their obligations thereunder without cause, with little or no prior notice and without penalty or early termination payments. However, Hyzon currently expects that these orders will be fulfilled and has determined that each contract with a customer exists in accordance with ASC 606-10-25-1. The transaction price associated with the subset of these contracts entered into prior to June 30, 2021 has accordingly been disclosed as a remaining performance obligation pursuant to ASC 606-10-50-13 through 50-15 (refer to Note 3: Revenues, within the Notes to Hyzon’s Condensed Consolidated Financial Statements).

The Business Combination

On February 8, 2021, Hyzon entered into the Business Combination Agreement with DCRB and Merger Sub pursuant to which Merger Sub merged with and into Hyzon, with Hyzon surviving the merger as a wholly owned subsidiary of DCRB. The transaction closed on July 16, 2021. Following the closing of the business combination, the post-combination company has been named Hyzon Motors Inc., began listing on Nasdaq and trades under the symbols “HYZN” and “HYZNW.” The business combination generated proceeds of approximately $506.2 million of cash, net of transaction costs and redemptions by DCRB’s public stockholders. This includes an aggregate of $355 million of proceeds from the PIPE Financing at $10.00 per PIPE Share. Hyzon’s cash on hand after giving effect to this transaction, including transaction costs and expenses, is expected to be used for general corporate purposes, including developing infrastructure and supply chain, acquiring and leasing equipment for manufacturing, and investing in research and development.

COVID-19 Pandemic

The COVID-19 pandemic is currently impacting countries, communities, supply chains, and the global financial markets. Governments have imposed laws requiring social distancing, travel restrictions, shutdowns of businesses and quarantines, among others, and these laws may limit Hyzon’s ability to meet with potential customers or partners, or affect the ability of Hyzon’s personnel, suppliers, partners and customers to operate in the ordinary course. Depending on the severity and longevity of the COVID-19 pandemic, which is highly uncertain and cannot be predicted, these factors, in turn, may materially adversely affect Hyzon’s operations, financial position and cash flows.

Key Trends and Uncertainties

Hyzon believes that its performance and future success depend on several factors that present significant opportunities for Hyzon but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors — Risks Related to Hyzon.”

Commercial Launch of Hyzon-branded commercial vehicles and other hydrogen solutions

Hyzon has reported no revenues through June 30, 2021, and Hyzon’s business model has yet to be tested. Hyzon’s ability to create a sustainable business may be adversely affected by its current financial condition, access to equity and debt financing, general economic conditions which can be cyclical in nature along with prolonged recessionary periods, and other economic and political situations. The planned operations of Hyzon, including the construction of required manufacturing facilities and the achievement of research and development milestones, are dependent upon its ability to raise additional capital, obtain additional financing, and/or generate positive cash flows from operations. Management believes that it will be able to obtain debt financing and expects to finance its operations through a combination of debt financings, merger proceeds from the business combination, PIPE Financing, and available cash. However, Hyzon can give no assurances that it will be successful in achieving its plans or that such additional financing will be available or, if available, on terms acceptable to Hyzon. Should Hyzon not be successful in obtaining the necessary additional financing to fund its operations, and ultimately achieve adequate profitability and cash flows from operations, Hyzon would need to curtail certain or all of its operating activities.

Customer Demand

Hyzon has a limited number of current customers, and there is no assurance as to the accuracy of Hyzon’s sales pipeline, or that Hyzon will be able to convert non-binding letters of intent or memoranda of understanding into binding orders or sales, or that Hyzon will be able to identify and secure additional customers. Through June 30, 2021, Hyzon has produced only technology validation units, and there is no assurance that Hyzon will be able to establish and operate facilities capable of producing its hydrogen fuel cell systems or assemble its hydrogen-powered commercial vehicles in appropriate volumes and at competitive costs or at all.

Supplier Relationships

Hyzon also depends on third parties, including on its parent company Horizon, for supply of key inputs and components for its products, such as fuel cells and automotive parts. Hyzon intends to negotiate potential relationships with industry-leading OEMs to supply chassis for its Hyzon-branded vehicles but does not yet have a binding agreement and there is no guarantee that a definitive agreement will be reached. Such suppliers, including Horizon, may be unable to deliver the inputs and components necessary for Hyzon to produce its hydrogen-powered commercial vehicles or hydrogen fuel cell systems at prices, volumes, and specifications acceptable to Hyzon. If Hyzon is unable to source required inputs and other components from third parties on acceptable terms, it could have a material adverse effect on its business and results of operations.

Market Trends and Competition

The last ten years have seen the rapid development of alternative energy solutions in the transportation space. Hyzon believes this growth will continue to accelerate as increased product offerings, technological developments, reduced costs, additional supporting infrastructure, and increased global focus on climate goals drive broader adoption.

Hyzon believes that commercial vehicle operators, its initial target market, will be driven towards hydrogen-powered commercial vehicles predominantly by the need to decarbonize activities, but also by the potential for lower total cost of ownership in comparison to the cost of ownership associated with traditional gasoline and diesel internal combustion engine vehicles. Hyzon’s fuel cell technology can be deployed across a broad range of mobility applications, including on-road, off-road, rail, maritime and aviation.

The competitive landscape for Hyzon’s commercial vehicles ranges from vehicles relying on legacy internal combustion engines, to extended range electric and battery electric engines, to other hydrogen fuel cell and alternative low-to-no carbon emission propulsion vehicles. Competitors include well established vehicle companies already deploying vehicles using internal fuel cell technology and other heavy vehicle companies that have announced their plans to offer fuel cell trucks in the future. Hyzon also faces competition from other fuel cell manufacturers. Hyzon believes that it is well positioned to capitalize on growth in demand for alternative low-to-no carbon emission propulsion vehicles due to the numerous benefits of hydrogen power, including hydrogen’s abundance and ability to be produced locally and the generally faster refueling times for hydrogen-powered commercial vehicles, as compared to electricity-powered vehicles. However, in order to successfully execute on its business plan, Hyzon must continue to innovate and convert successful research and development efforts into differentiated products, including new commercial vehicle models.

Hyzon’s current and potential competitors have greater financial, technical, manufacturing, marketing and other resources than Hyzon. Hyzon’s competitors may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their internal combustion, alternative fuel and electric truck programs.

Regulatory Landscape

Hyzon operates in a highly regulated industry. The failure to comply with laws or regulations could subject Hyzon to significant regulatory risk and changing laws and regulations and changing enforcement policies and priorities could adversely affect Hyzon’s business, prospects, financial condition and operating results. Hyzon may be also required to obtain and comply with the terms and conditions of multiple environmental permits, many of which are difficult and costly to obtain and could be subject to legal challenges. Hyzon depends on global customers and suppliers, and adverse changes in governmental policy or trade regimes could significantly impact the competitiveness of Hyzon’s products. Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect Hyzon’s business and future profitability. See the section entitled “Information about Hyzon – Government Regulations” in the Proxy.

Results of Operations

Three Months Ended June 30, 2021 and 2020

Hyzon was formed and commenced operations on January 21, 2020. As a result, it has a very limited operating history from inception and limited prior period comparable information is available to be presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hyzon.”

Hyzon has yet to generate revenues through June 30, 2021. Operating expenses for the three months ended June 30, 2021 were $9.3 million compared to $168 thousand for the three months ended June 30, 2020. Operating expenses consist of research and development expenses and selling, general and administrative expenses.

Research and Development Expenses. Research and development expenses represent costs incurred to support activities that advance the development of current and next generation hydrogen powered fuel cell systems, and the integration of those systems into various mobility applications. Our research and development expenses consist primarily of employee-related personnel expenses, prototypes, design expenses, consulting and contractor costs and an allocated portion of overhead costs.

Research and development expenses were $3.5 million and $13 thousand in the three months ended June 30, 2021 and June 30, 2020, respectively. The increase was due primarily to higher headcount and expansion of our geographic footprint. Stock compensation included research and development expenses amounted to $242 thousand in the three months ended June 30, 2021 compared to no expense in the three months ended June 30, 2020. We expect research and development expenses to increase significantly and become a larger percentage of our operating expenses going forward as we build out our research facilities and expand headcount to advance our development of current and next generation hydrogen powered fuel cell systems, and the integration of those systems into various mobility applications.

Selling, General and Administrative Expenses. Selling expenses consist primarily of employee-related costs for individuals working in our sales and marketing departments, third party commissions, and related outreach activities. General and administrative expenses consist primarily of personnel-related expenses associated with our executive, finance, legal, information technology and human resources functions, as well as professional fees for legal, audit, accounting and other consulting services, and an allocated portion of overhead costs.

Selling, general and administrative expenses were $5.8 million and $155 thousand in the three months ended June 30, 2021 and June 30, 2020, respectively. Within selling, general and administrative expenses, salary and related expenses were $1.5 million in the three months ended June 30, 2021 compared to no expense in the three months ended June 30, 2020. Stock compensation included in selling, general administrative expenses amounted to $338 thousand in the three months ended June 30, 2021 compared to no expense in the three months ended June 30, 2020. The increase in selling, general and administrative expense was primarily due to building out the Company’s corporate infrastructure and legal and accounting costs associated with the transaction. We also expect to continue to incur increased expenses, including accounting, audit, legal, regulatory and tax-related services associated with maintaining compliance with exchange listing and SEC requirements; director and officer insurance costs; and investor and public relations costs.

Foreign currency exchange gain (loss). Foreign currency exchange gain (loss) represents exchange rate gains and losses related to all transactions denominated in a currency other than Hyzon or its subsidiary’s functional currencies. Foreign currency exchange loss was $30 thousand in the three months ended June 30, 2021 compared to no expense in the three months ended June 30, 2020, as there were no transactions in foreign currencies in the prior period. We expect the volume of foreign currency transactions to grow significantly in the future as we continue to expand our geographic footprint.

Interest expense. Interest expense was $449 thousand in the three months ended June 30, 2021 compared to $4 thousand in the three months ended June 30, 2020. The Company’s interest expense relates primarily to the convertible debt issued in February 2021 and is comprised primarily from changes in the fair value of the embedded derivative associated with the automatic conversion provision of the convertible note. There was no debt outstanding during the three months ended June 30, 2020.

Net income (loss) attributable to non-controlling interests. Net income (loss) attributable to non-controlling interests represents results attributable to third parties in our operating subsidiaries. Net income (loss) is generally allocated based on such ownership interests held by third parties with respect to each of these entities.

Net loss attributable to non-controlling interests was $289 thousand for the three months ended June 30, 2021 compared to zero in the three months ended June 30, 2020. The change in the comparative periods is the result of the Company entering into a joint venture agreement with Holthausen Clean Technology Investment B.V. to establish a venture in the Netherlands in October of 2020.

Six Months Ended June 30, 2021 and Period from January 21, 2020 (Inception) to June 30, 2020

Operating expenses for the six months ended June 30, 2021 were $13.0 million compared to $293 thousand for the period from January 21, 2020 (Inception) to June 30, 2020. Operating expenses consist of research and development expenses and selling, general and administrative expenses.

Research and Development Expenses

Research and development expenses were $4.1 million and $59 thousand in the six months ended June 30, 2021 and the period from January 21, 2020 (Inception) to June 30, 2020, respectively. The increase was due primarily to higher headcount and expansion of our geographic footprint. Stock compensation included in research and development expenses amounted to $430 thousand in the six months ended June 30, 2021 compared to no expense in the period from January 21, 2020 (Inception) to June 30, 2020. We expect research and development expenses to increase significantly and become a larger percentage of our operating expenses going forward as we build out our research facilities and expand headcount to advance our development of current and next generation hydrogen powered fuel cell systems, and the integration of those systems into various mobility applications.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $8.9 million and $234 thousand in the six months ended June 30, 2021 and the period from January 21, 2020 (Inception) to June 30, 2020, respectively. Within selling, general and administrative expenses, salary and related expenses were $2.2 million in the six months ended June 30, 2021 compared to no expense in the period ended June 30, 2020. Stock compensation included in selling, general administrative expenses amounted to $447 thousand in the six months ended June 30, 2021 compared to no expense in the period ended June 30, 2020. The increase in selling, general and administrative expense was primarily due to building out the Company’s corporate infrastructure and legal and accounting costs. We also expect to continue to incur increased expenses, including accounting, audit, legal, regulatory and tax-related services associated with maintaining compliance with exchange listing and SEC requirements; director and officer insurance costs; and investor and public relations costs.

Foreign currency exchange gain (loss)

Foreign currency exchange loss was $59 thousand in the six months ended June 30, 2021 compared to no expense in the period January 21, 2020 (Inception) to June 30, 2020, as there were no transactions in foreign currencies in the prior period. We expect the volume of foreign currency transactions to grow significantly in the future as we continue to expand our geographic footprint.

Interest expense.

Interest expense was $5.0 million in the six months ended June 30, 2021 compared to $5 thousand in the period January 21, 2020 (Inception) to June 30, 2020. The Company’s interest expense relates primarily to the convertible debt issued in February 2021 and is comprised primarily from changes in the fair value of the embedded derivative associated with the automatic conversion provision of the convertible note. There was no debt outstanding during the period ended June 30, 2020.

Net income (loss) attributable to non-controlling interests

Net loss attributable to non-controlling interests was $531 thousand for the six months ended June 30, 2021 compared to zero in the period from January 21, 2020 (Inception) to June 30, 2020. The change in the comparative periods is the result of the Company entering into a joint venture agreement with Holthausen Clean Technology Investment B.V. to establish a venture in the Netherlands in October of 2020.

Non-GAAP Financial Measures

In addition to our results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as net loss before interest income or expense, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by management, if applicable. EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods from April 1, 2021 through June 30, 2021; April 1, 2020 through June 30, 2020; January 1, 2021 through June 30, 2021; and January 21, 2020 (date of inception) through June 30, 2020:

	For the period April 1, 2021 through June 30, 2021	For the period April 1, 2020 through June 30, 2020
Net Loss	($9,710)	($172)
Interest (income) expense, net	$407	$4
Income tax expense (benefit)	$0	$0
Depreciation and amortization	$165	$0

EBITDA	($9,138)	($168)
Stock based compensation	$580	$0

Adjusted EBITDA	($8,558)	($168)

	For the period January 1, 2021 through June 30, 2021	For the period Janu ary 21, 2020 (inception) through June 30, 2020
Net Loss	($18,099)	($298)
Interest (income) expense, net	$4,995	$5
Income tax expense (benefit)	$0	$0
Depreciation and amortization	$221	$0

EBITDA	($12,883)	($293)
Stock based compensation	$877	$0

Adjusted EBITDA	($12,006)	($293)

Liquidity and Capital Resources

As of June 30, 2021, Hyzon had $32.4 million in unrestricted cash, positive working capital of $24.8 million, and an accumulated deficit of $31.8 million. The business combination with DCRB on July 16, 2021 generated proceeds of approximately $506.2 million of cash, net of transaction costs and redemptions by DCRB’s public stockholders. We believe that our current cash balance will provide us with adequate liquidity during the 12-month period following June 30, 2021. Our ability to continue as a going concern over the long term depends upon whether we can ultimately attain profitable operations, generate sufficient cash flow to meet our obligations, and obtain additional financing as needed.

Debt

As of June 30, 2021 Hyzon had net convertible debt of $49.6 million, which includes the note face value of $45 million, the fair value of the bifurcated embedded derivative associated with the automatic conversion triggered by the business combination with DCRB of $4.75 million, and net of deferred issuance costs of $107 thousand. The Convertible Notes were converted to 5,022,052 shares of common stock as part of the business combination with DCRB.

Cash Flows

Cash Flows for the six Months Ended June 30, 2021 and for the Period from January 21, 2020 (Inception) through June 30, 2020

Cash Flows from Operating Activities

Net cash used in operating activities was $19.5 million for the six months ended June 30, 2021, as compared to $99 thousand for the period from January 21, 2020 (Inception) through June 30, 2020. The cash flows used in operating activities for the six months ended June 30, 2021 was driven by Hyzon recording a net loss of $18.1 million, offset by noncash expenses of $6.1 million, and then reduced by payments to suppliers in the amount of $8.7 million for deposits related to inventory, offset by other changes in operating assets and liabilities in the amount of $1.2 million. The cash flows used in operating activities for the period from January 21, 2020 (Inception) through June 30, 2020 was driven by Hyzon recording a net loss of $298 thousand and increased primarily by changes in operating assets and liabilities.

Cash Flows from Investing Activities

Net cash used in investing activities was $9.0 million for the six months ended June 30, 2021, as compared to zero for the period from January 21, 2020 (Inception) through June 30, 2020. The cash flows used in investing activities for the six months ended June 30, 2021 were related primarily to capital expenditures related to acquiring a facility near Rochester, NY as well as purchases of and deposits for machinery and equipment to begin production of hydrogen fuel cell systems and assembly of hydrogen storage systems. There were no similar purchases in the period January 21, 2020 (Inception) through June 30, 2020.

Cash Flows from Financing Activities

Net cash provided by financing activities was $44.5 million for the six months ended June 30, 2021, as compared to zero for the period from January 21, 2020 (Inception) through June 30, 2020. The cash flows provided by financing activities for the six months ended June 30, 2021 was due primarily to the proceeds received from issuance of convertible debt. There were no similar financing activities in the period from January 21, 2020 (Inception) through June 30, 2020.

Hyzon’s Funding Since Inception

To date, Hyzon has financed its operations primarily through a Round A equity financing, a convertible debt financing, and a public offering through a reverse merger which raised an aggregate gross proceeds of approximately $571.2 million since its inception in January 2020.

Requirements and Resources

Short-Term Liquidity Requirements

Hyzon estimates the following cash requirements over the approximately twelve month period from the date of the business combination in order to execute on its business plan:

•	approximately $40-$70 million of capital expenditures to develop infrastructure, establish supply chain, begin vehicle deliveries from existing backlog, build operation and commercial teams;

•	approximately $20-$40 million to acquire and/or lease equipment to commence manufacturing operations research and development; and

•	approximately $20-$40 million for R&D on next generation systems, generate capacity, expand geographic offering and footprint.

Hyzon believes that its cash on hand following the consummation of the business combination, including the net proceeds from DCRB’s cash in trust and the PIPE Financing will be sufficient to fund Hyzon’s post combination cash requirements until the third quarter of 2023.

Long-Term Liquidity Requirements

Hyzon estimates the following cash requirements over the period from fiscal year 2022 to 2025, in order to execute on its business plan:

•	approximately $190 to $230 million of capital expenditures to build operation and expand production capacity;

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approximately $350 to $400 million of working capital to support increased production volume; approximately $200 to $240 million for R&D on next generation fuel cell systems, completion of the design and engineering of Hyzon’s SuperH2Truck™ and alternative hydrogen fuel cell mobility applications; and

•

approximately $580 to $630 million for general and administrative expenses to support continued growth and scale, including approximately $450 million in personnel-related expenses to expand Hyzon’s management team, workforce at its U.S. production facilities, and marketing and sales force.

•

Hyzon’s long-term priorities include substantial investments into expanded research and development capacity and new production facilities necessary to complete deliveries of nonbinding customer preorders and to ramp up sales of Hyzon-branded commercial vehicles. These activities are currently planned to occur even while Hyzon is in the process of achieving positive cash flow from its existing business activities.

•

Hyzon believes that its cash on hand following the consummation of the business combination is sufficient to fund Hyzon’s post combination cash requirements until the third quarter of 2023. In the second quarter of 2023, Hyzon plans to issue approximately $100 million in debt securities to provide required liquidity to support its operations until Hyzon achieves positive cash flow, which Hyzon expects to be in 2024.

Although Hyzon management has estimated the Company’s short and long-term liquidity requirements based on assumptions they consider to be reasonable, Hyzon may, however, need additional cash resources due to changed business conditions or other developments, including supply chain challenges, disruptions due to COVID-19, competitive pressures, and regulatory developments, among other developments. Hyzon’s budget projections may be subject to cost overruns for reasons outside of its control and Hyzon may experience slower sales growth than anticipated, which would pose a risk to it achieving cash flow positivity. To the extent that Hyzon’s current resources are insufficient to satisfy its cash requirements, Hyzon may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than Hyzon expects, Hyzon may be forced to decrease its level of investment in infrastructure development or scale back its operations, which could have an adverse impact on its business and financial prospects. If Hyzon were to require additional funding or otherwise determine it was beneficial to seek additional sources of financing, Hyzon believes it could access financing on reasonable terms. However, there can be no assurance that such financing would be available to Hyzon on favorable terms or at all.

Contractual Obligations and Commitments

Hyzon’s contractual obligations and other commitments as of June 30, 2021 include payments totaling $10 million in the aggregate due in 2021 to JS Horizon, pursuant to the terms of the Horizon IP Agreement. Please see the section below entitled “Intellectual Property” for additional information concerning the Horizon IP Agreement. This liability is reported under Horizon license agreement payable on the Condensed Consolidated Balance Sheets as of June 30, 2021.

Off-Balance Sheet Arrangements

Except as described below, we do not maintain any off-balance sheet arrangements, transactions, obligations or other relationships with unconsolidated entities that would be expected to have a material current or future effect upon our financial condition or results of operations.

Critical Accounting Policies and Estimates

Hyzon’s condensed consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s applications of accounting policies. Certain policies are particularly important to the portrayal of our financial position and results of operations and require the application of significant judgment by management to determine appropriate assumptions to be used in certain estimates; as a result, they are subject to an inherent degree of uncertainty and are considered critical. Critical accounting policies for Hyzon include Share-based Compensation.

Share-based Compensation

Hyzon measures and recognizes compensation expense for all stock options and restricted stock awards based on the estimated fair value of the award on the grant date. The fair value is recognized as expense over the requisite service period, which is generally the vesting period of the respective award, on a straight-line basis when the only condition to vesting is continued service. If vesting is subject to a market or performance condition, recognition is based on the derived service period of the award. Expense for awards with performance conditions is estimated and adjusted based upon the assessment of the probability that the performance condition will be met.

Hyzon uses the Black-Scholes option pricing model to estimate the fair value of stock option awards with service and/or performance conditions. The Black-Scholes option pricing model requires management to make a number of assumptions, including the expected life of the option, the volatility of the underlying stock, the riskfree interest rate and expected dividends. The assumptions used in Hyzon’s Black-Scholes option-pricing model represent Hyzon management’s best estimates at the time of grant. These estimates involve a number of variables, uncertainties and assumptions and the application of Hyzon management’s judgment, as they are inherently subjective. If any assumptions change, Hyzon’s stock-based compensation expense could be materially different in the future.

These assumptions are estimated as follows:

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Fair Value of Common Stock. The grant date fair value of Hyzon common stock utilized in the calculation of share-based compensation was determined using valuation methodologies which utilize certain assumptions, including observations of comparable equity values and transactions, probability weighting of events, time to liquidation, a risk-adjusted interest rate, and assumptions regarding Hyzon’s projected future cash flows and growth potential.

•	Expected Term. The expected term represents the period that Hyzon’s stock options are expected to be outstanding.

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Expected Volatility. Hyzon determines the price volatility factor based on the historical volatilities of Hyzon’s publicly traded peer group as Hyzon does not have a trading history for Hyzon’s common stock. Industry peers consist of several public companies in the automotive and energy storage industry that are similar to Hyzon in size, stage of life cycle, and financial leverage.

•	Risk-Free Interest Rate. The risk-free interest rate was based on U.S. Treasury zero-coupon securities with maturities consistent with the estimated expected term.

•	Expected Dividend Yield. Hyzon has not paid dividends on Hyzon’s common stock nor does Hyzon expect to pay dividends in the foreseeable future.

Equity Valuations

For all periods prior to the consummation of the Business Combination, there was not a market for Hyzon’s equity. Accordingly, valuations of Hyzon’s equity instruments require the application of significant estimates, assumptions, and judgments. These valuations impact share-based compensation reported in Hyzon’s financial statements. The following discussion provides additional details regarding the significant estimates, assumptions, and judgments that impact the determination of the fair values of share-based compensation awards and the common stock that comprises Hyzon’s capital structure. The following discussion also explains why these estimates, assumptions, and judgments could be subject to uncertainties and future variability.

Common Stock Valuations

Hyzon uses valuations of its common stock for various purposes, including, but not limited to, the determination of the exercise price of stock options and inclusion in the Black-Scholes option pricing model. As a privately held company, the lack of an active public market for Hyzon’s common stock requires Hyzon’s management and board of directors to exercise reasonable judgment and consider a number of factors in order to make the best estimate of fair value of Hyzon’s equity. As Hyzon’s capital structure consists of a single class of equity, Hyzon, with the assistance of a third-party valuation specialist, estimates the fair value of Hyzon’s total equity value using a combination of the comparable sales method (a market approach) and the excess earnings method (an income approach). Estimating Hyzon’s total equity value requires the application of significant judgment and assumptions. Factors considered in connection with estimating these values include:

•	Recent arms-length transactions involving the sale or transfer of Hyzon’s common stock;

•	Hyzon’s historical financial results and future financial projections;

•	The market value of equity interests in substantially similar businesses, which equity interests can be valued through nondiscretionary, objective means;

•	The lack of marketability of Hyzon’s common stock;

•	The likelihood of achieving a liquidity event, such as the business combination, given prevailing market conditions;

•	Industry outlook; and

•	General economic outlook, including economic growth, inflation and unemployment, interest rate environment and global economic trends.

The fair value ultimately assigned to Hyzon’s common stock may take into account any number or combination of the various factors described above, based upon their applicability at the time of measurement. Determination of the fair value of Hyzon’s common stock also may involve the application of multiple valuation methodologies and approaches, with varying weighting applied to each methodology as of the grant date. Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding Hyzon’s expected future revenue, expenses, and future cash flows; discount rates; market multiples; the selection of comparable companies; and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact Hyzon’s valuations as of each valuation date and may have a material impact on the valuation of Hyzon’s common stock.

As of November 12, 2020, Hyzon’s estimated fair value of its common stock was $2.00 per share. In making this determination, Hyzon relied upon the previous Round A equity financing, which closed on November 12, 2020 as being the only reliable indication of fair value of Hyzon Common Stock before (and including) December 1, 2020. The price of the Round A capital raise was $2.00 per share of Hyzon Common Stock.

Hyzon’s estimated fair value of its common stock was $4.45 per share as of December 31, 2020. The increase in fair value was primarily due to Hyzon making progress and taking necessary steps to prepare for the Business Combination. The necessary steps undertaken to prepare for the Business Combination included meeting with DCRB and financial advisors, discussing timing expectations, negotiating a non-binding letter of intent and signing a binding exclusivity agreement between DCRB and Hyzon. As Hyzon’s ongoing negotiations related to the Business Combination reflected an increased likelihood of a near-term exit transaction and/or liquidity event, the valuation of Hyzon’s equity as of December 31, 2020 took into consideration the indicated equity value implied by the negotiations. While the December 31, 2020 valuation incorporated indicated equity values based upon traditional income and market approaches, consisting of the excess earnings method and comparable sales method – the valuation also incorporated the equity value implied by the business combination. Accordingly, the valuation applied the probability-weighted expected return method (PWERM) to weight the indicated equity value determined under the traditional income and market approaches and the equity value implied by Hyzon’s expected business combination with DCRB. Due to the proximity in time and observability, management placed the most significant weighting on the value as implied by the comparable sales method.

Hyzon’s estimated fair value of its common stock was $9.90 per share as of June 30, 2021. The increase in fair value from December 31, 2020 to June 30, 2021 was primarily due to Hyzon executing a non-binding letter of intent with DCRB in January 2021 and signing a Business Combination Agreement with DCRB as well as issuing a convertible note payable in the amount of $45 million in February 2021. In addition, Hyzon has made progress in procuring new orders from customers during the six months ended June 30, 2021.

As of June 30, 2021, Hyzon estimated the fair value of its common stock to be $9.90 per share, which equates to an implied equity value of $1.0 billion. The primary difference between the fair value derived on June 30, 2021 and the fair value implied by the Business Combination is that the fair value implied by the Business Combination is based only upon a scenario in which the parties complete the Business Combination and is not probability weighted, in contrast to the June 30, 2021 valuation, which considered multiple potential outcomes, some of which would have resulted in a lower value of Hyzon’s common stock than its implied transaction value.

Following the Business Combination with DCRB, it is not necessary for Hyzon’s management and its board of directors to estimate the fair value of Hyzon Common Stock, as the Class A common stock of New Hyzon is traded in the public market.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Hyzon elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Hyzon, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time Hyzon is no longer considered to be an emerging growth company. At times, Hyzon may elect to early adopt a new or revised standard.

In addition, Hyzon intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, Hyzon intends to rely on such exemptions, Hyzon is not required to, among other things: (a) provide an auditor’s attestation report on Hyzon’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

Hyzon will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of Hyzon’s first fiscal year following the fifth anniversary of the closing of DCRB’s initial public offering, (b) the last date of Hyzon’s fiscal year in which Hyzon has total annual gross revenue of at least $1.07 billion, (c) the date on which Hyzon is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Hyzon has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Material Transactions with Related Parties

Horizon IP Agreement

In January 2021, Hyzon entered into the Horizon IP Agreement with JS Horizon, part of the Horizon group of Companies, pursuant to which each of Hyzon and JS Horizon conveys to the other certain rights in intellectual property relating to Hyzon’s core fuel cell and mobility product technologies, and under which Hyzon will pay JS Horizon two fixed payments in 2021 totaling $10 million.

Horizon Supply Agreement

In January 2021, Hyzon entered into a supply agreement with Jiangsu Horizon New Energy Technologies Co. Ltd, a wholly owned subsidiary of Horizon Fuel Cell Technologies, to supply certain fuel cell components. During the three months ended March 31, 2021, the Company made a deposit payment to Horizon in the amount of $5 million for long lead time components. This payment is included in prepaid expenses as none of the components have yet been received as of June 30, 2021

Holthausen

The Company entered into a joint venture agreement in October 2020 to create Hyzon Motors Europe with Holthausen. As Hyzon Motors Europe builds out its production facilities, it relies on Holthausen for certain production resources that result in related party transactions. In addition, both companies rely on certain suppliers including Horizon Fuel Cell Technologies. During the three months ended June 30, 2021, the Company transferred inventory purchased from Horizon amounting to $1.2 million to Holthausen at cost and recorded a related party receivable as a result for $1.2 million. The Company has a net related party receivable in the amount of $887 thousand due from Holthausen as of June 30, 2021.

In July 2021, Holthausen assigned certain sales contracts with an aggregate value of $4.3 million to Hyzon Motors Europe, which will become contract liabilities for the Company. In conjunction with this assignment, Hyzon Motors Europe purchased in-process inventory in the amount of $2.3 million from Holthausen.